EXHIBIT 10.20

ASSIGNMENT OF ASSET PURCHASE AGREEMENT
Nazareth Agua Caliente Retirement Community
This Assignment of Asset Purchase Agreement (the “Assignment”) is made as of the 8th day of June, 2017 (the “Effective Date”), by and between Colonial Oaks Senior Living Holdco, LLC, a Delaware limited liability company (“Assignor”), GAHC4 Sonoma CA ALF, LLC, a Delaware limited liability company (the “Griffin Assignee”) and COSL Sonoma, LP, a Delaware limited partnership (the “Subtenant Assignee” and collectively with Griffin Assignee, “Assignee”). “Buyer” shall mean Assignor and Assignee.
RECITALS
A.    Assignor, Nazareth Agua Caliente Villa, LLC, a California limited liability company (“Existing Owner”), and Nazareth Agua Caliente Villa, Inc., a California S corporation (“Existing Operator”, and together with Existing Owner, individually and collectively, “Seller”) are parties to that certain Purchase and Sale Agreement and Joint Escrow Instruction dated March 6, 2017 (as amended by the parties prior to the date hereof and thereafter, the “Agreement”).
B.    The Agreement is for the purchase and sale of certain property, including, but not limited to, (A) a fee simple interest in certain real property commonly known as Nazareth Agua Caliente Retirement Community, located at 17250 Vailetti Drive, Sonoma, California, and being more particularly described in the Agreement; and (B) all right, title and interest of Seller in and to the Property, as said term is defined by the Agreement.
C.    Assignor desires to assign to Griffin Assignee certain of Assignor’s rights, title and interest under the Agreement with respect to the Real Property Assets (as defined herein), and Griffin Assignee desires to take and assume all of Assignor’s rights, title and interest in the Agreement with respect thereto.
D.    Assignor desires to assign to Subtenant Assignee the Operating Assets (as defined herein), and Subtenant Assignee desires to take and assume all of Assignor’s rights, title and interest in the Agreement with respect thereto.
E.    Seller joins in the execution of this Assignment to indicate its consent and approval hereof, and its agreement with the terms and conditions hereof in modification of the Agreement.
G.    This Assignment is being executed simultaneously with the execution of an assignment of each of the Other Property Purchase Agreements, which other assignments are materially the same as this Assignment in form and substance.
H.    As used in this Assignment, the term: (i) “Tranche 1 Properties” shall mean Nazareth Classic Care Menlo Park in Menlo Park, California, Nazareth Classic Care Fairfield in Fairfield, California, Nazareth Park Place Sacramento in Sacramento, California and Nazareth Vista in Belmont, California; (ii) “Tranche 2 Properties” shall mean Nazareth Classic Care

Napa in Napa, California, Nazareth Agua Caliente Retirement Community in Sonoma, California and Nazareth Rose Garden of Napa in Napa, California; (iii) “Tranche 1 Property PSAs” shall mean Other Property Purchase Agreements with respect to the Tranche 1 Properties; (iv) “Tranche 2 Property PSAs” shall mean Other Property Purchase Agreements with respect to the Tranche 2 Properties; (v) “Tranche 1 Closing Date” shall mean June 28, 2017; and (vi) “Tranche 2 Closing Date” shall mean the Closing Date for the Tranche 2 Properties shall mean December 29, 2017, or such earlier date designated by Griffin Assignee (or if Griffin Assignee has elected not to proceed with the closing of the Tranche 2 Properties as permitted herein, by Subtenant Assignee) by written notice delivered to Seller, which earlier date shall be no less than ten (10) business days following the date on which such notice is received.
NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereunto agree as follows:
1.    Definitions. Capitalized terms used, but not otherwise defined herein, shall have the meaning ascribed to them in the Agreement.
2.    Assignment.
a.    Bifurcation of Assets.
i.    As used in this Assignment, the term “Real Property Assets” shall mean the following:
A.    the Real Property;
B.    all of the Personal Property owned by Seller (exclusive of (i) the Excluded Assets and (ii) the Personal Property included in the “Operating Assets”, defined below);
C.    all of the Intangible Property (exclusive of (i) the Excluded Assets and (ii) the Intangible Property included in “Operating Assets”), including, without limitation, all certificates of need, bed rights or other similar entitlements that are customarily issued to the real property owner of a licensed senior housing Community similar to the Community.
ii.    As used in this Assignment, the term “Operating Assets” shall mean the following:
A.    the following articles of Personal Property (exclusive of the Excluded Assets):
(I)    All apparatus, computer equipment and software and hardware, machinery, the vehicles identified on Schedule 1(d) of the Agreement, lobby decorations, and all additions thereto and replacements of the same;

(II)    All medical apparatus owned by Seller on the Closing Date;
(III)    All books and records relating to the Operating Assets, including Resident records and files;
(IV)    All consumable inventories of every kind and nature whatsoever owned by Seller, including, but not limited to, all pharmacy supplies, medical supplies, or equipment, office supplies, other supplies and foodstuffs, which are located at the Community, except to the extent used or consumed by Seller in connection with the operation of the Community prior to Closing in the ordinary course of business;
B.    the following articles of Intangible Property (exclusive of the Excluded Assets):
(I)    the Warranties relating to the Operating Assets;
(II)    All claims, causes of action and other legal rights and remedies of Seller against third parties, but not Seller’s obligations under the Agreement, whether or not known as of the Closing Date, relating to or in connection with Seller’s ownership of the Operating Assets or necessary to preserve for the benefit of Subtenant Assignee, full rights to the Operating Assets, but excluding causes of action and other legal rights and remedies of Seller (A) against Buyer with respect to the transactions contemplated by this Agreement, or (B) relating exclusively to the Excluded Assets;
(III)    All assignable insurance proceeds relating to the Operating Assets, litigation records relating to the Operating Assets, and maintenance records;
(IV)    The Approvals, inclusive of those issued in connection with the business operation of the Community, but exclusive of certificates of need, bed rights or other similar entitlements that are customarily issued to the real property owner of a licensed senior housing Community similar to the Community;
(V)    All goodwill relating to the operation of the Community;
(VI)    The Business and the assumed or d/b/a names associated with the Business; and
(VII)    All admission phone numbers, websites, domain names and intangible personal property used in the Business; and
C.    the Leases (consisting of the Residency Agreements and the Non-Residency Leases) and the Security Deposits; and
D.    As provided herein, the Assigned Contracts.
b.    Assignment by Assignor.

i.    Assignment to Griffin Assignee. As of the date of this Assignment, Assignor hereby assigns and transfers unto Griffin Assignee all of Assignor’s rights, title and interest under the Agreement with respect to the Real Property Assets, including the right to exercise and enforce all of the terms, covenants and conditions of the Agreement, with respect thereto.
ii.    Assignment to Subtenant Assignee. As of the date of this Assignment, Assignor hereby assigns and transfers unto Subtenant Assignee all of Assignor’s rights, title and interest under the Agreement with respect to the Operating Assets, including the right to exercise and enforce all of the terms, covenants and conditions of the Agreement, with respect thereto.
c.    Assumption by Assignee.
i.    Assumption by Griffin Assignee. Griffin Assignee hereby accepts, as of the date of this Assignment, the assignment and transfer of Assignor’s rights, title and interest in and to the Agreement with respect to the Real Property Assets (including, without limitation, any obligation to proceed to and effectuate Closing under the Agreement) assigned to it. Griffin Assignee hereby assumes and agrees to be bound by all of the terms and conditions of the Agreement assigned to it with respect to the Real Property Assets from and after the date of this Assignment, and Griffin Assignee covenants that it will perform and observe all the covenants and conditions relating thereto therein contained on Assignor’s part to be performed and observed which accrue after the date of this Assignment. Effective upon the date of this Assignment, Griffin Assignee shall be directly and primarily liable to Seller for all obligations arising under the Agreement with respect to the Real Property Assets and the other terms of the Agreement specified herein.
ii.    Assumption by Subtenant Assignee. Subtenant Assignee hereby accepts, as of the date of this Assignment, the assignment and transfer of Assignor’s rights, title and interest in and to the Agreement with respect to the Operating Assets (including, without limitation, any obligation to proceed to and effectuate Closing under the Agreement) assigned to it. Subtenant Assignee hereby assumes and agrees to be bound by all of the terms and conditions of the Agreement assigned to it with respect to the Operating Assets from and after the date of this Assignment, and Subtenant Assignee covenants that it will perform and observe all the covenants and conditions relating thereto therein contained on Assignor’s part to be performed and observed which accrue after the date of this Assignment. Effective upon the date of this Assignment, Subtenant Assignee shall be directly and primarily liable to Seller for all obligations arising under the Agreement with respect to the Operating Assets and the other terms of the Agreement specified herein.
3.    Other Terms and Conditions.
a.    Purchase Price; Pro-rations: Griffin Assignee shall pay the Purchase Price as required by the Agreement, subject to the terms and conditions of the Agreement. Subtenant Assignee shall be required to pay and shall pay at Closing the Buyer’s share of the pro-rations addressed in and allocated pursuant to the Agreement and shall receive from Seller at Closing sums payable to Buyer pursuant to the Agreement.

b.    Deed: Seller will convey the Real Property to Griffin Assignee pursuant to Section 6.3.1 of the Agreement.
c.    Bills of Sale: Section 7.1.16 of the Agreement is hereby modified to provide that Seller will convey the Personal Property and Intangible Property pursuant to multiple Bills of Sale so that the applicable Real Property Assets are transferred and conveyed to Griffin Assignee and the applicable Operating Assets are transferred and conveyed to Subtenant Assignor pursuant to such Bills of Sale. The form and substance of this document attached as an exhibit to the Agreement are hereby deemed modified to reflect the allocation of assets effectuated by this Assignment.
d.    Leases and Assigned Contracts: The Leases and Assigned Contracts to be assigned pursuant to the Agreement shall only be assigned to, and assumed by, Subtenant Assignee.
e.    Employees: All of the terms and conditions of the Section 9.2.2, 9.2.3 and 9.2.8 of the Agreement relating to Community Employees that refer to “Buyer” shall mean only Subtenant Assignee or its affiliate, it being the intent of the parties that Griffin Assignee shall acquire no rights, obligations or liabilities with respect to said Community Employees; except that Griffin Assignee shall be a party to the Non-Compete Agreement for the purpose of benefitting from the restrictions on Seller set forth therein.
f.    Other Terms and Provisions; Closing Documents.
i.    Unless provided to the contrary in this Assignment, each Assignee shall have the right to rely upon all of the terms and conditions of the Agreement, including without limitation Article 7 (Seller Representations, Warranties and Covenants), Article 9 (Conditions Precedent to Closing), Section 6.3 (Seller Deliveries), and Article 13 (Remedies, including Indemnity); and with respect thereto, “Buyer” (as such term is used therein) shall mean both Griffin Assignee and Subtenant Assignee.
ii.    Each of Griffin Assignee and Subtenant Assignee shall be deemed to be a Buyer for purposes of, and shall be parties to and beneficiaries under, (a) the Non-Competition and Non-Solicitation Agreement, (b) the Purchase Agreement Guaranty, and (c) the Holdback Escrow Agreement. The form and substance of each of these documents attached as exhibits to the Agreement are hereby deemed modified to reflect the post-Closing structure contemplated by this Assignment, including the addition of Griffin Assignee and Subtenant Assignee and the lease documents to be executed by them. Griffin Assignee and its counsel shall be added as notice parties to each said agreement. The form of the deed attached to the Agreement as Exhibit A is hereby revised to provide that (i) after recording, the deed shall be delivered to counsel for Griffin Assignee and (ii) tax statements shall be delivered to Griffin Assignee.
iii.    Section 7.3 of the Agreement is hereby amended to state that, at the Tranche 1 Closing, Five Hundred Thousand Dollars ($500,000) of the Post-Closing Escrow Funds shall be deposited into and held in the Holdback Escrow, and shall be subject to the terms of the Holdback Escrow Agreement and support the obligations of all Tranche 1 Property Sellers arising thereunder. Further, prior to the end of the Due Diligence Period under the Tranche 2 PSAs, Buyer and Seller shall determine the amount of Post-Closing Escrow Funds to be deposited into and held in the Holdback Escrow, which shall be subject to the terms of the Holdback Escrow Agreement and support the obligations of all Tranche 1 Property Sellers and Tranche 2 Property Sellers arising thereunder.
vi.    Since the legal description of the Real Property set forth on the Griffin Assignee’s survey thereof differs from the legal description of the Real Property set forth on the deed by which Seller acquired title, at Closing Seller shall deliver to Griffin Assignee two (2) originals of a quit claim deed conveying the Real Property to Griffin Assignee utilizing such survey description.
v.    At or prior to Closing, Seller shall fully resolve or satisfy any state or federal tax liens against Seller and shall provide Griffin Assignee with evidence thereof satisfactory to Griffin Assignee.
g.    Specific Modifications to Agreement:
i.    Definition of “Excluded Personal Property”: The definition of the term “Excluded Personal Property” in Section 1(d) of the Agreement is hereby modified to mean (1) all tangible personal property owned or leased from a party other than Seller by the Residents and Tenants (each as defined below) or other occupants of the Property, and (2) those items set forth on Schedule 1.4 attached hereto.
ii.    Definition of Survey, Title Review Period: The second sentence of Section 3.2 is hereby modified to read as follows: “Within two (2) days following the Effective Date, Seller shall furnish Buyer with a copy of the most recent survey of the Community in Seller’s possession, if any (the “Prior Survey”, and collectively with the New Survey, the “Survey”) of any or all of the Land and the Improvements by a registered land surveyor.” Additionally, to avoid the implication that the Title Review Period has commenced running and/or expired, the term “Title Review Period” is hereby modified to have the same meaning as the Due Diligence Period, such that the Title Review Period shall expire when the Due Diligence Period expires.
iii.    Definition of “Preliminary Targeted Closing Date”: As used in the Agreement, the term “Preliminary Targeted Closing Date” shall apply only to the Tranche 1 Closing and, with respect thereto, shall mean July 3, 2017, and the terms of Section 6.2 are hereby amended accordingly. The foregoing is subject to Recital H of this Assignment and the agreed upon date established herein as the Tranche 1 Closing Date.
iv.    Definition of Due Diligence Period: The Due Diligence Period is hereby extended to 11:59 p.m. Los Angeles, California time on November 30, 2017. All references to the term “Due Diligence Period” in the Agreement shall mean and refer to the Due Diligence Period as extended by this Amendment.
v.    Interim Structure: Seller acknowledges that it is the intention of Griffin Assignee and Subtenant Assignee that, at Closing: (i) they will enter into an agreement adding the Real Property Assets, and the Real Property Assets under each of the Other Property

Purchase Agreements to a master lease agreement (the “Master Lease”) to which affiliates of Griffin Assignee and Subtenant Assignee are parties, and pursuant to which Griffin Assignee (or its subsequent affiliated assignee) will lease said Real Property Assets to an affiliate of Subtenant Assignee, who in turn will sublease said Real Property Assets to Subtenant Assignee and certain affiliates of Subtenant Assignees and (ii) the form and substance of each of the Interim Lease and the Interim Management Agreement attached to the Agreement executed at Closing shall be modified in a manner reasonably acceptable to Buyer to reflect such post-Closing structure such that the Interim Lease will be a sub-sublease of each said sublease to Subtenant Assignee or its affiliates.
vi.    Default Under Other Property Purchase Agreements: Section 13.3 of the Agreement is hereby revised to provide that, following a Buyer default under the Agreement or an Other Property Purchase Agreement, Seller shall only exercise the same remedy with respect to all of the Agreement or the Other Property Purchase Agreements with respect to such default. By way of example only, Seller shall not be permitted to terminate only some of the Other Property Purchase Agreements and require Buyer to perform with respect to the Agreement and the remaining Other Property Purchase Agreements.
vii.    Closing Conditions
A.    Other Property Purchase Agreements: Section 9.1.17 of the Agreement is hereby amended to state that the obligation of Buyer to purchase the Property pursuant to the Agreement shall, at the option of Buyer, be subject to the fulfillment of the condition that Buyer and the Other Sellers under only the Tranche 2 PSAs concurrently close on the purchase and sale of each of the Tranche 2 Properties pursuant to the terms and conditions of the Tranche 2 Property PSAs.
B.    EBITDAR Condition: The following is added as a new Section 9.1.20 of the Agreement: The EBITDAR (computed imputing a five percent (5%) management fee) of the Community (as well as the EBITDAR of each of the other Tranche 2 Properties), calculated on a trailing 6-month basis as of the last day of each month during the period beginning in July, 2017 and ending in November, 2017, which calculation is reasonably approved by Buyer, is not less than $978,000.00 in the aggregate for all of the Tranche 2 Properties, as verified by financial information that Seller provides to Buyer at the reasonable request of Buyer. If the foregoing condition is not satisfied, either Griffin Assignee or Subtenant Assignee shall have the right to terminate the Agreement; provided, however that (i) if the foregoing EBITDAR condition has not been satisfied as of the final day of any month between July, 2017 and November, 2017, then by no later than December 29, 2017 (or, if later, within ten (10) business days after Griffin Assignee receives the Monthly Report for November of 2017, said later date being the “Election Deadline”), Griffin Assignee shall notify Seller as to whether it intends to proceed with the Closing of the Tranche 2 Properties or terminate its rights under the Agreement, (ii) in the event that the Griffin Assignee elects to proceed with such Closing, the Closing shall occur on the thirtieth (30th) day following the Election Deadline (but in no event later than January 22, 2018 (said date being the last eligible date for Seller to complete a tax-deferred exchange of the Property pursuant to Section 30 of the Agreement), or on such earlier date as is designated by Buyer and (iii) in the event that the Griffin Assignee elects to terminate its rights under the Agreement, then (a) upon Griffin Assignee’s receipt of the entirety of the

Deposit paid by Griffin Assignee (whether to Seller or to Subtenant Assignee in reimbursement of portions thereof previously paid by Subtenant Assignee), Griffin Assignee shall assign all of its rights under the Agreement to Subtenant Assignee, (b) upon such receipt of the Deposit and assignment, Griffin Assignee shall be released from all obligations arising under the Agreement, and (c) Subtenant Assignee shall be permitted to continue to pursue the Closing of the Tranche 2 Properties pursuant to the terms of the Agreement. Upon such assignment from Griffin Assignee to Subtenant Assignee, Subtenant Assignee shall have no obligation to reimburse Griffin Assignee for any of its diligence costs or expenses, including legal fees, incurred in connection with Griffin Assignee’s pursuit of the Tranche 2 Properties). Notwithstanding the foregoing, Buyer shall have the right to waive this EBITDAR condition at its sole election by written notice delivered to Seller at any time prior to the Election Deadline, whereupon the Closing Date shall be December 29, 2017 or such earlier date as is designated by Griffin Assignee and is reasonably approved by Subtenant Assignee.
4.    Notices: Notices to “Buyer” pursuant to the Agreement shall be provided to both Griffin Assignee and Subtenant Assignee. Any notice to be provided hereunder to a party shall be sent to the parties as follows:
a.    Notices to Griffin Assignee shall be sent to the following address:
c/o Griffin-American Healthcare REIT IV, Inc.
18191 Von Karman Avenue, Suite 300
Irvine, CA 92612
Attention: General Counsel
E-mail: gwillhite@ahinvestors.com
With a copy to:
Arnall Golden Gregory LLP
171 17th Street NW, Suite 2100
Atlanta GA 30363
Attention: Steven A. Kaye, Esq.
E-mail: steven.kaye@agg.com
b.    Notices to Subtenant Assignee shall be sent to the following address:
c/o Colonial Oaks Senior Living
Attention: Carl Mittendorff
930 Tahoe Boulevard, #802-612
Incline Village, Nevada 89451
Telephone: (520) 878-3993
E-mail: cmittendorff@gmail.com
Cox, Castle & Nicholson LLP
Attention: Kevin Kinigstein, Esq.
2029 Century Park East, Suite 2100
Los Angeles, California 90067

Telephone: (310) 284-2200
E-mail: kkinigstein@coxcastle.com
5.    Buyer Consent, Approval or Waiver of Rights: Where the Agreement requires the consent, approval or waiver of any rights of Buyer, the consent, approval or waiver (as applicable) of both Griffin Assignee and Subtenant Assignee shall be required.
6.    Confidentiality: Seller acknowledges that Griffin Assignee is an entity that is an affiliate of a Real Estate Investment Trust (“REIT”) and that, as such, it may be subject to certain filing and reporting requirements in accordance with federal laws and regulations, including but not limited to, regulations promulgated by the Securities and Exchange Commission. Accordingly, and notwithstanding any provision of the Agreement or the provisions of any other existing agreement between the parties hereto to the contrary, (including the terms of Section 20.17 of the Agreement) Buyer may publicly file, disclose, report or publish any and all information related to this transaction that may be reasonably interpreted as being required by federal law or regulation. Additionally, Section 26 of the Agreement is hereby modified to provide that Griffin Assignee shall have the right to issue a press release announcing the Closing of transaction or any portion thereof, provided that such releases does not specifically identify the Purchase Price paid for the Property, it being agreed that the release may identify the aggregate consideration paid for the Property and other properties acquired by Griffin Assignee and its affiliates, inclusive of the Other Properties, provided that such press release aggregates the consideration with properties other than the Property and the Other Properties in a manner that does not readily disclose the consideration paid for the Property and the Other Properties.
7.    REIT Savings Clause: No term or provision of this Assignment shall be interpreted or construed to result in treatment of Assignee or its affiliates in a manner that would subject Griffin Assignee or its affiliates to a material risk of failing to satisfy the requirements of the Internal Revenue Code of 1986, as amended, relating to its status as a REIT, the parties agree to use their respective best efforts to modify the terms hereof to prevent such occurrence.
8.    Holdback Escrow Agreement. The Holdback Escrow Agreement is hereby amended and restated in its entirety in the form attached hereto as Exhibit A.
9.    Miscellaneous: Except as modified by this Assignment, as consented to and approved by Seller, the Agreement shall remain unmodified and in full force and effect and the same is hereby ratified and confirmed by all parties.
[Signatures on following page]

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.

ASSIGNOR

Colonial Oaks Senior Living Holdco, LLC,
a Delaware limited liability company

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Its:	Authorized Signatory

SUBTENANT ASSIGNEE

COSL Sonoma, LP,
a Delaware limited partnership

By:	/s/ Carl Mittendorff
Name:	Carl Mittendorff
Its:	Authorized Signatory

Additional signatures continue on the next page.

IN WITNESS WHEREOF, the parties have hereunto set their hands the day and year first above written.
GRIFFIN ASSIGNEE
GAHC4 Sonoma CA ALF, LLC, a Delaware limited liability company

By:	GAHC4 Northern CA Senior Housing Portfolio, LLC
a Delaware limited liability company, its Sole Member

	By:	Griffin-American Healthcare REIT IV Holdings, LP, its
Sole Member

		By:	Griffin-American Healthcare REIT IV, Inc., its
General partner

			By:	/s/ Stefan Oh
			Name:	Stefan Oh
			Its:	Executive Vice President, Acquisitions

Additional signatures continue on the next page.

JOINDER
The undersigned Seller (in its capacity as Seller) hereby consents to and approves the assignment of the Agreement pursuant to the terms of this Assignment, and further hereby consents to and agrees with the amendment of the Agreement as modified by the terms of this Assignment, and agrees to be bound by the terms hereof.

Nazareth Agua Caliente Villa, LLC

By:	/s/ Mounir Kardosh
Name:	Mounir Kardosh
Its:	Managing Member

Nazareth Agua Caliente Villa, Inc.

By:	/s/ Mounir Kardosh
Name:	Mounir Kardosh
Its:	President